Exhibit 99.5

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (the “Agreement”) is made as of July 11, 2022, by and among Happy Starlight Limited, a company incorporated in the British Virgin Islands (the “Lead Investor”), Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) (粤民投慧桥玖号(深圳)投资合伙企业(有限合伙)), a limited liability partnership incorporated in the People’s Republic of China (“Gortune”), Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd.(中晟鼎新投资基金管理(北京)有限公司), a limited liability company incorporated in the People’s Republic of China (“Zhongsheng Dingxin”), iking Way Limited, a limited liability company incorporated in the Cayman Islands (“iking Way”) and Shanghai Linsi Enterprise Management Partnership (Limited Partnership) (上海麟思企业管理合伙企业(有限合伙)), a limited liability partnership incorporated in the People’s Republic of China (“Linsi”, together with Gortune, Zhongsheng Dingxin and iking Way, the “Financial Investors”, each, a “Financial Investor”), Cheers Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and GSMG Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”). The Lead Investor and the Financial Investors are collectively referred to as the “Investors” and together with Parent and Merger Sub, the “Parties” and each, a “Party”. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, Glory Star New Media Group Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Parent and Merger Sub executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, on the date hereof, each of the Financial Investors or their respective Affiliates executed a letter agreement in favor of Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such Financial Investor or their respective Affiliates agreed, subject to the terms and conditions set forth therein, to make an equity investment, in the form of cash (each, an “Equity Commitment”, and collectively, the “Equity Commitments”), in Parent immediately prior to the Closing in connection with the Merger;

WHEREAS, on the date hereof, each of the Financial Investors or their respective Affiliates executed a limited guarantee in favor of the Company (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”), pursuant to which each such Financial Investor or their respective Affiliates agreed, subject to the terms and conditions set forth therein, to guarantee certain payment obligations of Parent or Merger Sub arising under the Merger Agreement; and

WHEREAS, the Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees, and the transactions contemplated by the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees (the “Transactions”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

AGREEMENT

1. AGREEMENTS AMONG THE INVESTORS.

1.1 Actions under the Merger Agreement. Subject to Section 1.7 hereof, the Lead Investor acting in its sole discretion may cause Parent and Merger Sub to take any action or refrain from taking any action in order for them to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 8.1, 8.2 and 8.3 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, terminating, amending or modifying the Merger Agreement and determining to close the Merger, provided that the Lead Investor may not cause Parent or Merger Sub to amend the Merger Agreement in a way that by its terms has an impact on any Investor that is disproportionate to the impact on the other Investors in a manner that is adverse to such Investor without such Investor’s prior written consent. Subject to Section 1.7 hereof, Parent and Merger Sub shall not determine that the Closing Conditions have been satisfied, waive any Closing Condition, terminate, amend or modify the Merger Agreement or determine to close the Merger, unless such action has been approved in advance in writing by the Lead Investor in accordance with this Agreement. Each of Parent and Merger Sub agrees not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement. The Lead Investor shall, to the extent within its power, cause Parent and Merger Sub to comply with their representations and warranties, obligations and covenants, and satisfy their closing conditions (where applicable) under the Merger Agreement and this Agreement, and for the avoidance of doubt, any failure by the Lead Investor to comply with the foregoing that results from breach by any Financial Investor of its obligations under this Agreement, its Equity Commitment Letter or its Limited Guarantee shall not constitute a breach by the Lead Investor of the foregoing.

1.2 Equity Financing.

(a)	Subject to Section 1.7 hereof, Parent shall, at the direction of the Lead Investor, be entitled to enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters. Each Financial Investor shall comply with its obligation under its applicable Equity Commitment Letter. Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Effective Time, none of the Financial Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party (other than such Financial Investor’s Affiliates, investment funds or investment vehicles sponsored, advised or managed by such Financial Investor, or by any Affiliate of such Financial Investor or the general partner or investment manager of such Financial Investor (including any such affiliated investment fund or investment vehicle to be set up after the date hereof)) without the prior consent of the Lead Investor which prior consent shall not affect any of such Financial Investor’s obligations or rights under Section 12 of the applicable Equity Commitment Letter. Each Financial Investor (or its designated Affiliate) shall be entitled to receive, simultaneously with its and/or its Affiliates’ funding of the Equity Commitment and in consideration for its and/or its Affiliates’ Equity Commitment, the number of Parent Shares (which shall be ordinary shares) as set forth against its name in column (E) of Exhibit A hereto, and having the terms set forth herein. The Lead Investor shall be entitled to receive, in consideration for the value of its Shares to be cancelled for no consideration (calculated as the product of the number of such Shares (as set forth against its name in column (C) of Exhibit A hereto) and the Per Share Merger Consideration), the number of Parent Shares as set forth against its name in column (E) of Exhibit A hereto, and having the terms set forth herein.

(b)	If the Merger Consideration required to be paid by Parent in connection with the Closing under the Merger Agreement is less than the aggregate Equity Commitments under all the Equity Commitment Letters, then the amount of cash that each Financial Investor invests in Parent will be proportionately reduced pro rata according to their respective Equity Commitments under their respective Equity Commitment Letters. Subject to Section 1.7 hereof, if the Merger Consideration required to be paid by Parent in connection with the Closing under the Merger Agreement is greater than the aggregate Equity Commitments of all the Equity Commitment Letters, then the amount of such excess shall first be offered to the Lead Investor and, if less than all of such excess is accepted by the Lead Investor, then the Lead Investor may offer the remaining portion of such excess to any other Investors, or to any new investor, and in such amounts, as may be determined by the Lead Investor in its sole discretion. Any additional commitment accepted by an Investor pursuant to this Section 1.2(b) shall be made on the same terms and conditions as such Investor’s existing Equity Commitment.

1.3 Limited Guarantees. The Investors shall cooperate in defending any claim that they are, or any of them is, liable to make payments under the Limited Guarantees. Subject to Section 1.8(d), each Financial Investor agrees to contribute to the amount paid or payable by the other Financial Investors in respect of their Limited Guarantees (other than any such payment made by a Financial Investor solely arising from such Financial Investor’s breach of its obligations under its Limited Guarantee, which amounts shall not be subject to this Section 1.3) so that each Financial Investor will have paid an amount equal to the product of the aggregate amount paid under all of the Limited Guarantees multiplied by a fraction of which the numerator is such Financial Investor’s Maximum Amount (as defined in such Financial Investor’s Limited Guarantee) and the denominator is the sum of all Financial Investors’ Maximum Amount (such fraction, expressed as a percentage, such Financial Investor’s “LG Percentage”).

1.4 Shareholders Agreement; Appointment of Directors. Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into concurrently with the Effective Time, a shareholders’ agreement in relation to Parent (the “Shareholders Agreement”) or other definitive agreements containing, customary terms including the terms set forth in Exhibit B hereto, and the Lead Investor shall use reasonable efforts to cause each Rollover Shareholder to agree and become a party to the Shareholders Agreement. Parent and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Parent solely consists of directors appointed by the Lead Investors in accordance with Exhibit B hereto immediately prior to the Effective Time. In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth in Exhibit B hereto shall govern with respect to the matters set forth therein until such time as the Investors enter into the Shareholders Agreement, and the Lead Investor shall use reasonable efforts to cause each Rollover Shareholder to abide by the terms set forth in Exhibit B as if they had agreed to the terms set forth in Exhibit B as a party.

1.5 Required Information. Each of the Investors, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Investor (or its Affiliates) that Parent (at the direction of the Lead Investor) reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) any other filing or notification with any Governmental Entity in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Limited Guarantees or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions. Each of the Investors shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates). Each of the Investors agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates’ identity and beneficial ownership of the Shares or other equity securities of the Company and the nature of such Party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Limited Guarantees or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff). Each of the Investors hereby represents and warrants to Parent and the Lead Investor as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor in writing pursuant to this Section 1.5, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholder Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Investor agrees to join (and to cause its Affiliates to join, to the extent required by applicable Law or the SEC (or its staff)) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

1.6 Consummation of the Transactions. In the event that the Closing Conditions are satisfied or validly waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obliged to consummate the Merger in accordance with the Merger Agreement, (i) Parent may enforce the obligation of any Failing Investors under its Equity Commitment Letter, and/or (ii) the Lead Investor, acting in its sole discretion, may terminate the participation in the Transactions of any Financial Investor that fails to fund its Equity Commitment or that asserts in writing its unwillingness to fund its Equity Commitment, in each case pursuant to its Equity Commitment Letter (a “Failing Investor”); provided, that such termination shall not affect the rights of the Closing Investors (as defined below) against such Failing Investor with respect to such breach or threatened breach, which rights shall be exercised in the manner as provided in Sections 2.4 and 2.5 hereof. In the event the Lead Investor terminates a Failing Investor’s participation in the Transactions, the amount of such Failing Investor’s Equity Commitment shall first be offered to the Lead Investor, and if none or not all of a Failing Investor’s Equity Commitment is accepted by the Lead Investor, then the Lead Investor, in its sole discretion, may offer such Failing Investor’s Equity Commitment, or any portion thereof, to the other Investors or to one or more new investors approved by the Lead Investor in its sole discretion. Notwithstanding anything to the contrary herein, the Parties agree and acknowledge that, if any Financial Investor reasonably expects that it will not be able to timely fund its Equity Commitment pursuant to its Equity Commitment Letter due to any governmental or regulatory factors (the “Potential Funding Failure”), it shall promptly notify the Lead Investor of such Potential Funding Failure. To the extent a Financial Investor notifies the Lead Investor of the Potential Funding Failure at a time reasonably in advance of the Closing, such Financial Investor will be offered a reasonable period of time to discuss and negotiate with the Lead Investor for alternative plans (including but not limited to alternative financing plans). For the avoidance of doubt, such Financial Investor will not be deemed a Failing Investor, a Breaching Investor (as defined below) or a Defaulting Investor (as defined below) solely due to the Potential Funding Failure if (A) such Financial Investor and the Lead Investor reach an agreement on alternative plans to ensure that such Financial Investor’s Equity Commitment can be timely funded at or prior to the Effective Time pursuant to the Equity Commitment Letter, and (B) such Financial Investor actually funds or causes to be funded its Equity Commitment at or prior to the Effective Time pursuant to its Equity Commitment Letter.

1.7 Non-Consenting Investors. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall not, and the Lead Investor shall not permit Parent and Merger Sub to, (i) modify or amend the Merger Agreement so as to increase or modify in a manner materially adverse to Parent, Merger Sub or any Investor the amount or form of the Merger Consideration (including by waiver of a material breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Limited Guarantees or the Equity Commitment Letters, (ii) increase the amount of the Parent Termination Fee, or modify or waive, in a manner materially adverse to Parent, Merger Sub or any Investor, any provisions relating to the Parent Termination Fee, the aggregate cap on monetary damages available to the Company or any other limitations to the remedies of Parent or Merger Sub under the Merger Agreement or (iii) materially modify the structure of the Transactions, in each case, without the consent of each Investor; provided, however, that in the event that the Lead Investor is willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent and Merger Sub to do so) with respect to the matters described in clauses (i) through (iii) above and any other Investor declines to agree to, proceed with, or take any action with respect to such matter (a “Non-Consenting Investor”), the Lead Investor may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the Transactions, and the Non-Consenting Investor shall also be entitled to terminate its participation in the Transactions at its sole discretion, and in each such event, such Non-Consenting Investor shall thereafter have no rights or liability hereunder (except as specifically provided in Section 1.9(c) hereof and with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such termination) or under its Equity Commitment Letter or Limited Guarantee, provided, further, that (a) the Lead Investor shall procure and ensure that such Non-Consenting Investor has received a full and unconditional release of his, her or its obligations under this Agreement (except specifically provided in Section 1.9(c) hereof and with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release) and under its Equity Commitment Letter and its Limited Guarantee from Parent, the Company, and each other Investor, as applicable, or a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, its Equity Commitment Letter and its Limited Guarantee, and (b) such Non-Consenting Investor shall not be deemed a Breaching Investor or a Defaulting Investor. In the event the Lead Investor terminates a Non-Consenting Investor’s participation in the Transactions, or a Non-Consenting Investor terminates its participation in the Transactions, the amount of such Non-Consenting Investor’s Equity Commitment shall first be offered to the Lead Investor, and if none or not all of such Non-Consenting Investor’s Equity Commitment is accepted by the Lead Investor, then the Lead Investor, in its sole discretion, may offer such Non-Consenting Investor’s Equity Commitment, or any portion thereof, to the other Investors or to one or more new investors approved by the Lead Investor in its sole discretion.

1.8 Termination Fee and Expense Sharing.

(a)	Upon consummation of the Merger, Parent shall or shall cause the Surviving Company to reimburse the Lead Investor for, or pay on behalf of the Lead Investor, as the case may be, all of its out-of-pocket costs and expenses incurred in connection with the Merger (“Consortium Transaction Expenses”), including the reasonable fees, expenses and disbursements of advisors or consultants retained by the Lead Investor in connection with the Merger. The Parties agree that the Lead Investor shall be responsible for engaging (including the scope and engagement terms), terminating or changing all joint advisors and/or consultants to the Parties in connection with the Merger.

(b)	If the Merger Agreement is terminated prior to the Closing (and Section 1.8(c) and Section 1.8(f) below do not apply), the Investors agree to share the Consortium Transaction Expenses incurred in connection with the Merger in proportion of their respective anticipated shareholding percentages in Parent immediately after consummation of the Merger as set forth in column (F) of Exhibit A hereto.

(c)	If the failure of the Merger to be consummated prior to termination of the Merger Agreement results from any breach of this Agreement and/or the Equity Commitment Letters, as applicable, by one or more Investors and their respective Affiliates (each a “Breaching Investor”), then the Breaching Investor(s) shall be responsible to pay the full amount of the Consortium Transaction Expenses, without prejudice to any other claims, rights and remedies otherwise available to the non-breaching Investors; provided that if there are more than one Breaching Investor, each Breaching Investor’s portion of the total payment obligations contained in the preceding sentence shall equal to the product of (i) the amounts due from all Breaching Investors under the preceding sentence multiplied by (ii) a fraction, the numerator of which is such Breaching Investor’s Equity Commitment, and the denominator of which is the sum of all Breaching Investors’ Equity Commitments.

(d)	If (i) the Merger Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(h) thereof, (ii) any amount becomes payable by the Investors pursuant to the Limited Guarantees and (iii) one or more of the Investors are Defaulting Investors (as defined below), then such Defaulting Investor(s) shall pay to Parent an amount equal to the sum of Parent Termination Fee and such costs and expenses to be reimbursed by Parent pursuant to Section 9.2(d) of the Merger Agreement by wire transfer of same day funds within five Business Days following such termination of the Merger Agreement. A “Defaulting Investor” is an Investor whose failure to perform its obligation under its Equity Commitment Letter and/or this Agreement results in the termination of the Merger Agreement pursuant to Section 9.1(b) or Section 9.1(h) thereof. Notwithstanding anything to the contrary in this Agreement, to the extent that the Limited Guarantee of an Investor that is not the Defaulting Investor has been enforced, the Defaulting Investor(s) shall promptly pay (or reimburse, as applicable) the amount of the Guaranteed Obligations (as defined in such Limited Guarantee) of such non-Defaulting Investor that is payable thereunder directly to such non-Defaulting Investor. If there are more than one Defaulting Investor, each Defaulting Investor’s portion of the total payment obligations contained in this Section 1.8(d) shall equal to the product of (i) the amounts due from all Defaulting Investors under this Section 1.8(d) multiplied by (ii) a fraction, the numerator of which is such Defaulting Investor’s Equity Commitment, and the denominator of which is the sum of all Defaulting Investors’ Equity Commitments.

(e)	Prior to making any payment of Consortium Transaction Expenses hereunder, each Investor shall be entitled to receive and review, upon request, reasonable documentation of such fees and expenses.

(f)	Any termination, break-up, reimbursement or other fees and amounts (including the Company Termination Fee) paid by the Company or any of its Affiliates to the Parent pursuant to the Merger Agreement or otherwise, after being first used to pay or adequately provisioned for all Consortium Transaction Expenses, shall be promptly paid by Parent or Merger Sub to the Investors (other than any such Investor that is a Failing Investor at the time of termination of the Merger Agreement) or their designees in proportion of their respective LG Percentages, determined excluding the Maximum Amount of each Failing Investor.

(g)	The obligations under this Section 1.8 shall exist whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement.

1.9 Representations and Warranties; Covenant.

(a)	Each Party hereby represents, warrants and covenants to the other Parties that: (i) it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no other proceedings or procedures are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law), and (iv) such Party’s execution, delivery and performance of this Agreement will not violate: (A) if such Party is a corporate entity, any provision of its organizational documents, (B) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party, or (C) any material provision of any material agreement or other instrument to which such Party is a party.

(b)	Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement. Each Investor hereby represents and warrants to the other Investors that each of such Investor and its Affiliates has not entered into any agreement, arrangement or understanding with any other Investor or such other Investor’s Affiliates, any other potential investor, group of potential investors, or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement or unless otherwise disclosed to the other Investors in writing prior to the date of this Agreement.

(c)	Until this Agreement is terminated pursuant to Section 2.1, no Investor shall enter into any agreement, arrangement or understanding with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior written approval of the Lead Investor, other than any agreement expressly contemplated by this Agreement (including exhibits) or the Merger Agreement (including exhibits); provided, that this Section 1.9(c) shall continue to apply to an Investor (i) that is a Failing Investor for a period of one year following such Investor becoming a Failing Investor or (ii) that is released from this Agreement pursuant to Section 1.7 until the earlier of the Effective Time and termination of the Merger Agreement pursuant to Article IX thereof.

(d)	Each of Parent and Merger Sub hereby represents, warrants and covenants to each of the Investors that it has not entered, and prior to the Closing will not enter, into any agreement or arrangement of any kind with any Person that grants a Person: (i) the right to purchase a different class of security than that being purchased by the Investors in accordance with the terms of the Equity Commitment Letters, or (ii) the right to purchase the same class of security as that being purchased by the Investors in accordance with the Equity Commitment Letters, but at a lower price than pursuant thereto.

(e)	Parent will use its commercially reasonable efforts to provide each Investor with at least three (3) Business Days prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement. Any notices received by Parent pursuant to Section 10.4 of the Merger Agreement shall be promptly provided to each Investor at the address set forth in column (B) of Exhibit A hereto.

1.10 Announcement. Subject to Section 7.3 of the Merger Agreement as it relates to Parent and Merger Sub, no announcements regarding the subject matter of this Agreement shall be issued by any Investor without the prior written consent of the Lead Investor (such consent not to be unreasonably withheld or delayed), except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (a) the form and terms of such disclosure have been provided to the Lead Investor for its review and comment, and (b) notice has been provided to the Lead Investor and the Lead Investor has had a reasonable opportunity to comment thereon, in each case to the extent legally permissible.

1.11 Confidentiality.

(a)	Except as permitted under Section 1.11(d), no Party shall, and each Party shall direct its Affiliates and officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other authorized representatives (such Party’s “Representatives”) not to, disclose any Confidential Information (as defined below) received by it (the “Recipient”) from any other Party (the “Discloser”) to any third party, other than to such Party’s Affiliates and Representatives. No Party shall, and each Party shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of giving effect to and performing its obligations under this Agreement or evaluating, negotiating and implementing the Transactions. “Confidential Information” includes (i) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, unless such information (A) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, (B) is or becomes publicly available other than through a breach of this Agreement by such Party or its Representatives or (C) is independently developed by such Party or its Representatives without the use of Confidential Information and (ii) the existence or terms of, and any negotiations or discussions relating to, this Agreement and any definitive documentation in connection with the Transactions, including the Merger Agreement.

(b)	Subject to Section 1.11(c), the Recipient shall, and shall direct its Affiliates and Representatives that receive Confidential Information to, return or destroy (in the Recipient’s sole discretion), upon written request of the Discloser, any Confidential Information which falls within clause (i) of the definition of Confidential Information; provided that with respect to any electronic data that constitutes Confidential Information, the foregoing obligation shall not apply to any electronic data stored on the back-up tapes of the Recipient’s hardware. Notwithstanding the foregoing, the Investors shall be permitted to retain copies of the Confidential Information in order to comply with legal, regulatory or internal policy requirements.

(c)	Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 1.11 shall continue to apply for a period of 12 months following termination of this Agreement pursuant to Section 2.1, unless otherwise agreed in writing.

(d)	Notwithstanding anything to the contrary in this Agreement, a Party may disclose Confidential Information (i) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to, perform its obligations under or enforce this Agreement or evaluate, negotiate and implement the Transactions, but only on a confidential basis; or (ii) if required by Law or a court of competent jurisdiction, the United States Securities and Exchange Commission or any other regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

1.12 Tax. Each Investor shall be responsible for its own Taxes and related Tax obligations arising from the Transactions (including Tax filings, payments and other obligations). The Investors shall cooperate with the Surviving Company in fulfilling the Surviving Company’s Tax withholding, reporting, registration or similar obligations, if any, in connection with the Transactions.

2. MISCELLANEOUS.

2.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.5, 1.8, 1.9, 1.10, 1.11, 1.12 and 2) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article IX thereof; provided, that any liability for failure to comply with the terms of this Agreement prior to such termination shall survive such termination.

2.2 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Lead Investor; provided that (a) no provision of this Agreement (excluding exhibits) may be amended in a manner that by its terms adversely affects an Investor without such Investor’s consent, (b) no provision in this Agreement that requires the consent of each Investor may be amended without a writing signed by all of the Investors, and (c) any waiver of any right of an Investor under this Agreement only requires the written consent of such Investor.

2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

2.4 Remedies. Except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance). In the event that Parent determines to enforce the provisions of the Equity Commitment Letters in accordance with this Agreement, the Investors that are prepared to fund their Equity Commitments immediately prior to the Closing (the “Closing Investors”) shall be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letters, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors (including without limitation amounts paid under any such Closing Investor’s Limited Guarantee). If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (A) the amounts due from all Failing Investors hereunder and (B) a fraction of which the numerator is such Failing Investor’s Equity Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Equity Commitments.

2.5 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Parent, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

2.6 Governing Law; Jurisdiction.

(a)	This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b)	Any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 2.6 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)	Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 2.6, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

(d)	Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.4 of the Merger Agreement and in the case of each Investor at the address set forth in column (B) of Exhibit A hereto. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

2.7 Exercise of Rights and Remedies.

(a)	Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

(b)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 2.7, including the limitations set forth in Section 2.7(c), it is agreed that prior to any termination of this Agreement, the non-breaching Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)	The Parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 2.7. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 2.7.

2.8 Other Agreements. This Agreement, together with the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees and the other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties or any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms having been expressly amended, clarified or supplemented by this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

2.9 Assignment. This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except that (i) the Agreement may be assigned by the Lead Investor to an Affiliate of the Lead Investor, (ii) this Agreement may be assigned by any Financial Investor (A) to one or more Affiliates of such Financial Investor, or to one or more investment funds or investment vehicles sponsored, advised or managed by such Financial Investor, or by any Affiliate of such Financial Investor or the general partner or investment manager of such Financial Investor (including any such affiliated investment fund or investment vehicle to be set up after the date hereof) or (B) with the prior written approval of the Lead Investor, to any other person, and (iii) with the prior written approval of the Lead Investor, may be assigned by a Failing Investor to a new investor that accepts such Failing Investor’s Equity Commitment pursuant to Section 1.6; provided that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.9 shall be void.

2.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature pages follow]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Happy Starlight Limited

By:	/s/ Bing Zhang
Name:	Bing Zhang
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership)
粤民投慧桥玖号(深圳)投资合伙企业(有限合伙)

By:	/s/ (company seal was affixed)
Name:
Title:

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd.
中晟鼎新投资基金管理(北京)有限公司

By:	/s/ Yunfang Zhou (company seal was affixed)
Name:	Yunfang ZHOU
Title:	Authorized Signatory

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

iking Way Limited

By:	/s/ Ye Tian
Name:	Ye Tian
Title:	Authorized Signatory

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Shanghai Linsi Enterprise Management Partnership (Limited Partnership)
上海麟思企业管理合伙企业(有限合伙)

By:	/s/ Xiu Jin (company seal was affixed)
Name:	Xiu JIN
Title:	Authorized Signatory

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Cheers Inc.

By:	/s/ Bing Zhang
Name:	Bing Zhang
Title:	Director

GSMG Ltd.

By:	/s/ Bing Zhang
Name:	Bing Zhang
Title:	Director

[Signature Page to Interim Investors Agreement]

Exhibit A

PARENT SHARES

(A) Shareholder	(B) Notice Address	(C) Rollover Shares	(D) Cash Subscription	(E) Parent Shares	(F) Anticipated Shareholding Percentage
Happy Starlight Limited	22F, Block B, Xinhua Technology Building, No. 8 Tuofangying South Road, Jiuxianqiao, Chaoyang District, Beijing	19,712,863	-	19,712,863	28.94%
Yuemintou Huiqiao No. 9 (Shenzhen) Investment Partnership (Limited Partnership) 粤民投慧桥玖号(深圳)投资合伙企业(有限合伙)	5201, Building 1, Century Center of Excellence, southeast of the junction of Fuhua Road 3 and Jintian Road, Fushan Community, Futian Street, Futian District, Shenzhen, China	-	US$10,000,000	6,451,613	9.47%
Zhongsheng Dingxin Investment Fund Management (Beijing) Co., Ltd. 中晟鼎新投资基金管理(北京)有限公司	6F, Building 4, Wangjing Street, Chaoyang, Beijing	-	US$8,760,715	5,652,074	8.30%
iking Way Limited	Room 2402, 24/F., Bank of America Tower, 12 Harcourt Road, Central, Hong Kong	-	US$1,200,000	774,194	1.14%
Shanghai Linsi Enterprise Management Partnership (Limited Partnership) 上海麟思企业管理合伙企业(有限合伙)	Room 1201, 1010 Huaihai M Rd, Shanghai, China	-	US$8,800,000	5,677,419	8.33%
Other shareholders	-	29,854,239	-	29,854,239	43.82%
Total	-	49,567,102	US$28,760,715	68,122,402	100%